                                                                    EXHIBIT 2.1

                                Execution Copy

                         AGREEMENT AND PLAN OF MERGER

                                     AMONG

                             SMITH & NEPHEW, INC.,

                              ORCHID MERGER CORP.

                                      AND

                          ORATEC INTERVENTIONS, INC.

                         Dated as of February 13, 2002

                               TABLE OF CONTENTS

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 ARTICLE I  THE OFFER....................................................   1
    Section 1.1   The Offer..............................................   1
    Section 1.2   Company Actions........................................   2

 ARTICLE II  THE MERGER..................................................   3
    Section 2.1   The Merger.............................................   3
    Section 2.2   Effective Time.........................................   4
    Section 2.3   Effects of the Merger..................................   4
    Section 2.4   Charter and By-Laws; Directors and Officers............   4
    Section 2.5   Conversion of Securities...............................   4
    Section 2.6   Exchange of Certificates...............................   5
    Section 2.7   Merger Without Meeting of Stockholders.................   6
    Section 2.8   Further Assurances.....................................   6
    Section 2.9   Closing................................................   6

 ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB...........   7
    Section 3.1   Organization...........................................   7
    Section 3.2   Authority..............................................   7
    Section 3.3   Consents and Approvals; No Violations..................   7
    Section 3.4   Information Supplied...................................   8
    Section 3.5   Interim Operations of Sub..............................   8
    Section 3.6   Ownership of Shares....................................   8
    Section 3.7   Financing..............................................   8
    Section 3.8   Brokers................................................   8

 ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............   8
    Section 4.1   Organization, Standing and Power.......................   8
    Section 4.2   Capital Structure......................................   9
    Section 4.3   Authority..............................................  10
    Section 4.4   Consents and Approvals; No Violation...................  10
    Section 4.5   SEC Documents and Other Reports........................  11
    Section 4.6   Information Supplied...................................  11
    Section 4.7   Absence of Certain Changes or Events...................  12
    Section 4.8   Permits and Compliance.................................  12
    Section 4.9   Tax Matters............................................  14
    Section 4.10  Actions and Proceedings................................  14
    Section 4.11  Compensation Agreements................................  15
    Section 4.12  Employee Benefits......................................  15
    Section 4.13  Liabilities............................................   1
    Section 4.14  Labor Matters; Worker Safety Laws......................  16
    Section 4.15  Intellectual Property..................................  17
    Section 4.16  Title to Assets........................................  18
    Section 4.17  Inventories............................................  18
    Section 4.18  Environmental Matters..................................  18
    Section 4.19  State Takeover Statutes; Rights Agreement..............  19
    Section 4.20  Required Vote of Company Stockholders..................  19
    Section 4.21  Transactions with Affiliates...........................  20
    Section 4.22  Suppliers; Sales Representatives.......................  20
    Section 4.23  Insurance..............................................  20
    Section 4.24  Accounts Receivable....................................  21

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                                                                          ----
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     Section 4.25  Products..............................................  21
     Section 4.26  Brokers...............................................  21

  ARTICLE V  COVENANTS RELATING TO CONDUCT OF BUSINESS...................  21
     Section 5.1   Conduct of Business by the Company Pending the Merger.  21
     Section 5.2   No Solicitation.......................................  23
     Section 5.3   Third Party Standstill Agreements.....................  24

  ARTICLE VI  ADDITIONAL AGREEMENTS......................................  24
     Section 6.1   Stockholder Meeting...................................  24
     Section 6.2   Access to Information.................................  24
     Section 6.3   Directors.............................................  25
     Section 6.4   Fees and Expenses.....................................  25
     Section 6.5   Company Stock Options and Company Warrant.............  26
     Section 6.6   Reasonable Best Efforts...............................  27
     Section 6.7   Public Announcements..................................  27
     Section 6.8   State Takeover Laws...................................  27
     Section 6.9   Indemnification; Directors and Officers Insurance.....  28
     Section 6.10  Notification of Certain Matters.......................  28
     Section 6.11  Real Estate Transfer and Gains Tax....................  28
     Section 6.12  Employee Matters......................................  28
     Section 6.13  Rights Agreement......................................  29
     Section 6.14  Obligations of Sub....................................  29

  ARTICLE VII  CONDITIONS PRECEDENT TO THE MERGER........................  29
     Section 7.1   Conditions to Each Party's Obligation to Effect the
                     Merger..............................................  29

  ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER........................  30
     Section 8.1   Termination...........................................  30
     Section 8.2   Effect of Termination.................................  30
     Section 8.3   Amendment.............................................  31
     Section 8.4   Waiver................................................  31

  ARTICLE IX  GENERAL PROVISIONS.........................................  32
     Section 9.1   Non-Survival of Representations and Warranties........  32
     Section 9.2   Notices...............................................  32
     Section 9.3   Interpretation; Certain Definitions...................  33
     Section 9.4   Counterparts..........................................  35
     Section 9.5   Entire Agreement; No Third-Party Beneficiaries........  35
     Section 9.6   Governing Law.........................................  35
     Section 9.7   Assignment............................................  35
     Section 9.8   Severability..........................................  35
     Section 9.9   Enforcement of this Agreement.........................  35

  EXHIBITS
     A  Conditions of the Offer.......................................
     B  Stockholder Agreement.........................................
     C  Rights Agreement Amendment....................................

                         AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER, dated as of February 13, 2002 (this "Agreement"), among Smith & Nephew, Inc., a Delaware corporation ("Parent"), Orchid Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and ORATEC Interventions, Inc., a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

                                  WITNESSETH:

   WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth herein;

   WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all of the outstanding shares of Common Stock, par value $.001 per share, of the Company (the "Company Common Stock"), together with the related Rights (as defined in Section 4.2) of the Company (the shares of Company Common Stock subject to the Offer, together with the related Rights, are hereinafter collectively referred to as the "Shares"), at a purchase price of $12.50 per Share (such amount, or any greater amount per Share paid pursuant to the Offer being referred to herein as the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement; and the Board of Directors of the Company has adopted resolutions approving the Offer and the Merger (as defined below) and recommending that holders of Shares accept the Offer and that the Company's stockholders adopt this Agreement;

   WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding Share not owned directly or indirectly by Parent or the Company, except for Dissenting Shares (as defined in Section 2.5), will be converted into the right to receive the Offer Price and the respective Boards of Directors of Sub and the Company have approved and adopted this Agreement; and

   WHEREAS, in order to induce Parent and Sub to enter into this Agreement, concurrently herewith Parent and certain of the stockholders of the Company are entering into Stockholder Agreements dated as of the date hereof (the "Stockholder Agreements") in the forms attached hereto as Exhibit B.

   NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                   THE OFFER

   Section 1.1 The Offer. (a) Subject to the provisions of this Agreement, as promptly as practicable but in no event later than February 25, 2002, Sub shall, and Parent shall cause Sub to, commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), the Offer. The obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any Shares tendered and not withdrawn pursuant to the Offer shall be subject only to the conditions set forth in the attached Exhibit A (the "Offer Conditions") (any of which may be waived in whole or in part by Sub in its sole discretion, except that Sub shall not waive the Minimum Condition (as defined in Exhibit A) without the consent of the Company) and subject to the rights of Parent and Sub to terminate this Agreement as provided in Section 8.1. Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Sub shall not
(i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) add to or modify the Offer Conditions (other than to waive any Offer Conditions to the extent permitted by this Agreement), (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer, or (vi) otherwise amend the terms and conditions of the Offer in a manner adverse to the stockholders of the Company. Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (iii) if all Offer Conditions are satisfied or waived but the number of Shares tendered pursuant to the Offer is less than 90% of the outstanding Shares, extend the Offer on one or more occasions for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence, in each case subject to the right of Parent, Sub or the Company to terminate this Agreement pursuant to the terms hereof. If the Offer Conditions are satisfied or waived (to the extent permitted herein) and Sub purchases Shares pursuant to the Offer, Sub may, in Sub's sole discretion, provide a "subsequent offering period" in accordance with Rule 14d-11 under the Exchange Act. Parent and Sub agree that if at any scheduled expiration date of the Offer, the Minimum Condition, the HSR Condition (as defined in Exhibit A) or either of the conditions set forth in paragraphs (e) or (f) of Exhibit A shall not have been satisfied, but at such scheduled expiration date all of the conditions set forth in paragraphs (a), (b), (c), (d) and (g) of Exhibit A shall then be satisfied, at the request of the Company (confirmed in writing), Sub shall extend the Offer from time to time (provided that Sub shall not be required to extend the Offer for more than 20 business days), subject to the right of Parent, Sub or the Company to terminate this Agreement pursuant to the terms hereof; provided, however, that Parent and Sub shall not be required to extend the Offer if any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Sub or their affiliates or any group of which any of them is a member, shall have acquired or announced (and not withdrawn) its intention to acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the Shares. The initial expiration date of the Offer shall be 20 business days from and including the date of commencement of the Offer. Subject to the terms and conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer, and in any event in compliance with the obligations respecting prompt payment pursuant to Rule 14e-1(c) under the Exchange Act.

      (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO (together with all supplements or amendments thereto, the "Schedule TO") with respect to the Offer, which shall contain as an exhibit or incorporate by reference an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"), and Parent and Sub shall cause the Offer Documents to be disseminated to holders of Shares as and to the extent required by applicable federal securities laws. Parent, Sub and the Company shall each promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Sub further agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of the Company. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and to cooperate with the Company and its counsel in responding to any such comments.

   Section 1.2 Company Actions. (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held, at which all directors were present (in person or by telephone), duly and unanimously adopted resolutions declaring advisable, approving and adopting this Agreement, approving the Offer and the Merger, taking all action necessary to render the provisions of Section 203 of the DGCL (as defined in Section 2.1) inapplicable to the Offer, the Merger and the Stockholder Agreements, determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending that holders of Shares accept the Offer and that the Company's stockholders adopt this Agreement and approve the Merger. The Company represents and warrants that its Board of Directors has received the opinion of J. P. Morgan Securities, Inc. that the proposed consideration to be received by holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view, and a complete and correct signed copy of such opinion has been delivered by the Company to Parent. The Company has been advised by each of its directors and executive officers that each such person intends to tender all Shares owned by such person pursuant to the Offer.

      (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendation described in
   Section 1.2(a), and the Company shall cause to be disseminated the Schedule 14D-9 to holders of Shares as and to the extent required by applicable federal securities laws. The Company, Parent and Sub shall each promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the
   Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9, and any amendments thereto, prior to filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and to cooperate with Parent, Sub and their counsel in responding to any such comments.

      (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent or agents to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control, to the extent reasonably available to the Company, regarding the beneficial owners of Shares and any securities convertible into Shares, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver, and will use their reasonable best efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.

                                  ARTICLE II

                                  THE MERGER

   Section 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 2.2). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the

DGCL. Notwithstanding anything to the contrary herein, at the election of Parent, any wholly-owned Subsidiary (as defined in Section 9.3) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to Parent and the Company, in order to reflect such substitution.

   Section 2.2 Effective Time. The Merger shall become effective when the certificate of merger or, if applicable, the certificate of ownership and merger (each, the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that, upon mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date and time of effectiveness of the Merger. When used in this Agreement, the term "Effective Time" means the date and time at which the Certificate of Merger is accepted for record or such later date and time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made on the date of the Closing (as defined in Section 2.9).

   Section 2.3 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

   Section 2.4 Charter and By-Laws; Directors and Officers. (a) At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company (the "Company Charter") shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the Amended and Restated By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by the Company Charter.

      (b) The directors of Sub at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

   Section 2.5 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

      (i) Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

      (ii) All Shares that are held in the treasury of the Company and any Shares owned by Parent or by any wholly-owned Subsidiary of Parent shall be canceled and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

      (iii) Each Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.5(ii) and other than Dissenting Shares (as defined in Section 2.5(iv)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the Offer Price (the "Merger Consideration"). All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

      (iv) Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by holders who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Shares") will not be converted into the right to receive the Merger Consideration, and holders of such Shares will be entitled to receive payment of the appraised value of such Shares in accordance with the provisions of Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Shares will thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. The Company shall (i) give Parent prompt notice of any demands received by the Company for appraisals of Shares and (ii) give Parent the opportunity to direct all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

   Section 2.6 Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company (or such other person or persons as shall be reasonably acceptable to Parent and the Company) to act as paying agent in the Merger (the "Paying Agent"), and, from time to time on, prior to or after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent cash in amounts and at the times necessary for the payment of the Merger Consideration upon surrender of certificates representing Shares as part of the Merger pursuant to Section 2.5. Any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be the property of Parent and shall be paid over to Parent as and when requested by Parent.

      (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.5, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.6, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to
   Section 2.5. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code (as defined in Section 9.3) or under any provisions of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made by the Parent or the Paying Agent.

      (c) No Further Ownership Rights in Shares. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

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

      (d) Termination of Payment Fund. Any portion of the funds made available to the Paying Agent to pay the Merger Consideration which remains undistributed to the holders of Shares for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article II and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to Parent for payment of the Merger Consideration to which they are entitled.

      (e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 9.3)), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

      (f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond, in such reasonable amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate the amount of cash to which the holder thereof is entitled pursuant to Section 2.5.

   Section 2.7 Merger Without Meeting of Stockholders. Notwithstanding the foregoing, if Sub, or any other direct or indirect subsidiary of Parent, shall acquire at least 90 percent of the outstanding Shares, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after expiration of the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

   Section 2.8 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

   Section 2.9 Closing. The closing of the Merger (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Sidley Austin Brown & Wood, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois 60603, at 10:00 a.m., local time, no later than the second business day following the day on which the last of the conditions set forth in Article VII shall have been fulfilled or waived (if permissible) or at such other time and place as Parent and the Company shall agree.

                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

   Parent and Sub represent and warrant to the Company as follows:

   Section 3.1 Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 9.3) on Parent.

   Section 3.2 Authority. On or prior to the date of this Agreement, the Boards of Directors of Parent and Sub have declared the Merger advisable and have approved and adopted this Agreement in accordance with the DGCL. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Stockholder Agreements, and each of Parent and Sub has all requisite corporate power and authority to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Sub of this Agreement and the Stockholder Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (including Board action) on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company and the validity and binding effect hereof on the Company), this Agreement constitutes the valid and binding obligation of each of Parent and Sub enforceable against them in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

   Section 3.3 Consents and Approvals; No Violations. Assuming that all consents, approvals, authorizations and other actions described in this Section
3.3 have been obtained and all filings and obligations described in this
Section 3.3 have been made or satisfied, the execution and delivery of this Agreement and the Stockholder Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or the By-Laws of Parent, each as amended to date,
(ii) any provision of the comparable charter or organization documents of any of Parent's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform their respective obligations hereunder or under the Stockholder Agreements or prevent the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Stockholder Agreements by Parent or Sub or is necessary for the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement or the Stockholder Agreements, except (i) in connection, or in compliance, with the provisions of the HSR Act (as defined in Section 9.3) and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Offer, the Merger or by the transactions contemplated by this Agreement or the Stockholder Agreements, (iv) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals"), (v) such filings as may be required in connection with the taxes described in Section 6.11, (vi) applicable requirements, if any, of state securities or "blue sky" laws ("Blue Sky Laws"), (vii) as may be required under foreign laws and (viii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform its obligations hereunder or under the Stockholder Agreements or prevent the consummation of any of the transactions contemplated hereby or thereby.

   Section 3.4 Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or
(iv) the proxy statement (together with any amendments or supplements thereto, the "Proxy Statement") relating to the Stockholder Meeting (as defined in
Section 6.1) will (a) in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the
Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or (b) in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

   Section 3.5 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

   Section 3.6 Ownership of Shares. Neither Parent nor any of its Subsidiaries, including Sub, owns, or has during the three year period prior to the date hereof owned, any Company Common Stock.

   Section 3.7 Financing. Prior to the consummation of the Offer, Parent and Sub will have available to them all funds necessary to purchase the Shares tendered pursuant to the Offer and to consummate the Merger.

   Section 3.8 Brokers. No broker, investment banker, financial advisor or other person, other than U.S. Bancorp Piper Jaffray Inc. and Cazenove Group plc, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company represents and warrants to Parent and Sub as follows:

   Section 4.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company does not have any Subsidiaries (as defined in Section 9.3). Except as set forth in Section 4.1 of the letter dated the date hereof and delivered on the date hereof by the Company to Parent, which relates to this Agreement and is designated therein as the Company Letter (the "Company Letter"), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other legal entity. Except as set forth in Section 4.1 of the Company Letter, there are no outstanding contractual obligations of the Company to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

   Section 4.2 Capital Structure. (a) As of the date hereof, the authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $.001 per share ("Company Preferred Stock"). The Company has designated 100,000 shares of Company Preferred Stock as "Series A Participating Preferred Stock" ("Series A Preferred Stock") and has reserved such shares for issuance upon exercise of rights to purchase shares of Series A Preferred Stock (the "Rights") under the Preferred Shares Rights Agreement dated as of November 28, 2000 (the "Rights Agreement") between the Company and American Stock Transfer and Trust Company, as rights agent.

      (b) At the close of business on February 8, 2002:

          (i) 23,215,109 Shares were issued and outstanding;

          (ii) no shares of Company Preferred Stock were issued and outstanding;

          (iii) no Shares or shares of Company Preferred Stock were held in the treasury of the Company;

          (iv) 553,488 Shares were reserved for issuance and unissued pursuant to the Company's 1999 Employee Stock Purchase Plan (the "Company Stock Purchase Plan");

          (v) (A) 937,735 Shares were reserved for issuance upon the exercise of outstanding vested and exercisable stock options issued under the Company's 1995 Stock Plan (the "Company 1995 Stock Plan") and (B) 214,759 Shares were reserved for issuance upon the exercise of outstanding unvested stock options issued under the Company 1995 Stock Plan;

          (vi) (A) 799,280 Shares were reserved for issuance upon the exercise of outstanding vested and exercisable stock options issued under the Company's 1999 Stock Plan, as amended (the "Company 1999 Stock Plan"), and (B) 1,167,322 Shares were reserved for issuance upon the exercise of outstanding unvested stock options issued under the Company 1999 Stock Plan;

          (vii) (A) 18,472 Shares were reserved for issuance upon the exercise of outstanding vested and exercisable stock options issued under the Company's 1999 Directors' Stock Option Plan, as amended (the "Company 1999 Directors' Stock Option Plan" and together with the Company 1995 Stock Plan and the Company 1999 Stock Plan, the "Company Stock Option Plans") and (B) 16,528 Shares were reserved for issuance upon the exercise of outstanding unvested stock options issued under the Company 1999 Directors' Stock Option Plan; and

          (viii) 28,000 Shares were reserved for issuance upon the exercise of outstanding warrants to purchase shares of Company Common Stock pursuant to the warrant (the "Company Warrant") described in Section 4.2 of the Company Letter, which description shall set forth the holder thereof, exercise price applicable thereto and the number of shares of Company Common Stock issuable upon exercise of the Company Warrant.

      (c) Section 4.2 of the Company Letter contains a correct and complete list as of the date of this Agreement of each outstanding option to purchase Shares issued under the Company Stock Option Plans (collectively, the "Company Stock Options"), including the holder, date of grant, exercise price and number of shares of Company Common Stock subject thereto and the schedule pursuant to which the option has or will become vested and/or exercisable. Section 4.2 of the Company Letter also sets forth the aggregate amount of payroll deductions which as of the date hereof have been withheld from the compensation of participants pursuant to the Company Stock Purchase Plan for the current Offering Period (as defined therein) and the maximum number of shares of Company Common Stock to be issued under the Company Stock Purchase Plan at the conclusion of the current Offering Period, taking into account the provisions of
   Section 6.5(b) of this Agreement.

      (d) Except for the Company Stock Options, the Company Stock Purchase Plan, the Rights and the Company Warrant, there are no options, warrants, calls, rights or agreements to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right or agreement, and there are no outstanding contractual rights to which the Company is a party the value of which is based on the value of shares of Company Common Stock. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock.

      (e) Each outstanding share of Company Common Stock is, and each share of Company Common Stock which may be issued pursuant to the Company Stock Options or the Company Stock Purchase Plan will be, when issued and paid for in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to the preemptive rights of third parties in respect thereto.

      (f) The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

   Section 4.3 Authority. On or prior to the date of this Agreement, the Board of Directors of the Company has unanimously approved the Offer and declared the Merger advisable and fair to and in the best interest of the Company and its stockholders, approved and adopted this Agreement and the transactions contemplated hereby in accordance with the DGCL, resolved to recommend the acceptance of the Offer by the Company's stockholders and directed that this Agreement be submitted to the Company's stockholders for approval, if applicable. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to adoption by the stockholders of the Company of this Agreement, if applicable, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action (including Board action) on the part of the Company, subject to adoption of this Agreement by the stockholders of the Company, if applicable. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub and the validity and binding effect of this Agreement on Parent and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

   Section 4.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section
4.4 have been obtained and all filings and obligations described in this
Section 4.4 have been made, except as set forth in Section 4.4 of the Company Letter, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under, any provision of (i) the

Company Charter or the By-Laws of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its properties or assets or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets, other than, in the case of clauses (ii) or (iii), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, except (i) in connection, or in compliance, with the provisions of the HSR Act and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Offer, the Merger or the transactions contemplated by this Agreement, (iv) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals, (v) such filings as may be required in connection with the taxes described in Section 6.11, (vi) applicable requirements, if any, of Blue Sky Laws or the Nasdaq National Market, (vii) as may be required under foreign laws and (viii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

   Section 4.5 SEC Documents and Other Reports. The Company has timely filed all required documents (including proxy statements) with the SEC since April 4, 2000 (the "Company SEC Documents"). Except as set forth in Section 4.5 of the Company Letter, as of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the financial position of the Company as at the respective dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Section 4.5 of the Company Letter contains a true, correct and complete copy of the financial information to be included in the Company's earnings press release disclosing results for the year ended December 31, 2001. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement or Section 4.5 of the Company Letter, or as required by GAAP, the Company has not, since April 4, 2000, made any change in the accounting procedures or policies applied in the preparation of financial statements. As of the date hereof, the Company has aggregate cash and cash equivalents of no less than $51.0 million.

   Section 4.6 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Information Statement or (iv) the Proxy Statement, will (a) in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or (b) in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

   Section 4.7 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement (but excluding items disclosed under the heading "Factors That May Affect Future Results" in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 as filed with the SEC and similar disclosures elsewhere in the Company SEC Documents filed prior to the date hereof (the "Risk Factor Disclosures")) or as set forth in Section 4.7 of the Company Letter, since December 31, 2000, (A) the Company has not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material Adverse Effect on the Company,
(B) the Company has not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on the Company, (C) there has been no change in the capital stock of the Company, no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock and no purchase or redemption by the Company of, nor any agreement by the Company to purchase or redeem, any Shares or other capital stock of the Company, (D) there has not been (v) any adoption of a new Company Plan (as defined in Section 9.3), (w) any amendment to a Company Plan materially increasing benefits thereunder, (x) any granting by the Company to any executive officer or other key employee of the Company of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents filed with the SEC prior to the date hereof, (y) any granting by the Company to any such executive officer or other key employee of any increase in severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents filed with the SEC prior to the date hereof or any grant or other award of stock options or stock appreciation rights under the Company Stock Option Plans (except awards of stock options under the Company Stock Option Plans in the ordinary course of business consistent with past practice) or (z) any entry by the Company into any employment, severance or termination agreement with any such executive officer or other key employee, (E) there has not been any material change in the amount or terms of the indebtedness of the Company from that described in the Company SEC Documents filed with the SEC prior to the date hereof, (F) the Company has not prepared or filed any Tax Return (as defined in Section 9.3) inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods and (G) there has been no event that has had a Material Adverse Effect on the Company, nor any development that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

   Section 4.8 Permits and Compliance. (a) The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The permits and authorizations for the manufacture, sale or distribution of, or reimbursement for, medical devices offered by the Company (including, without limitation, those related to signal emission and signal absorption in such medical devices) ("Company Regulatory Permits") are set forth in Section 4.8 of the Company Letter. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company (as defined in Section 9.3), threatened, except where the suspension or cancellation of any of the

Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has obtained certification to ISO 9001 quality system standards through British Standards Institute ("BSI"). The Company's SpineCATH IDET system and its ElectroThermal Arthroscopy System are designed and manufactured in compliance with ISO 9001 quality system standards and United States Food and Drug Administration ("FDA") quality system regulations. All products sold, marketed or distributed by the Company in Europe have CE Marking authorization under European Medical Device Directive, as audited and approved by BSI. The Company is not in violation of (A) its charter, by-laws or other organizational documents, (B) any law, ordinance, administrative or governmental rule or regulation, including any consumer protection, equal opportunity, health, health care industry regulation and third-party reimbursement laws including under any Federal Health Care Program (as defined in Section 1128B(f) of the U.S. Federal Social Security Act (together with all regulations promulgated thereunder, the "SSA")) or (C) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company, except, in the case of clauses (B) and (C), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Without limiting the foregoing, except as set forth in
Section 4.8 of the Company Letter: (A) the Company is in compliance in all material respects with all current applicable statutes, rules, regulations or orders administered or issued by the FDA or comparable foreign Governmental Entity; and (B) since December 31, 1998, there have been no recalls, field notifications, alerts or seizures requested or threatened relating to the products of the Company. Except as set forth in Section 4.8 of the Company Letter, the medical devices marketed by the Company in the United States are being marketed in the United States under valid 510(k) or Pre-Market Approval Applications. To the Knowledge of the Company, there is no false information or significant omission in any product application or product-related submission made by the Company to the FDA or comparable foreign Governmental Entity. The Company has obtained all necessary regulatory approvals from any foreign regulatory agencies relating to the distribution and sale of medical devices by the Company in the respective foreign jurisdictions in which medical devices are distributed and sold by the Company. To the Knowledge of the Company, neither the Company nor the officers, directors, managing employees or agents (as those terms are defined in 42 C.F.R. (S)1001.1001) of the Company: (i) have engaged in any activities which are prohibited under, or are cause for civil penalties or mandatory or permissive exclusion from, any Federal Health Care Program under Sections 1128, 1128A, 1128B, or 1877 of SSA or related state or local statutes, including knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease or order, of any item or service for which payment may be made in whole or in part under any such program; (ii) have had a civil monetary penalty assessed against them under Section 1128A of SSA; (iii) have been excluded from participation under any Federal Health Care Program; or
(iv) have been convicted (as defined in 42 C.F.R. (S)1001.2) of any of the categories of offenses described in Sections 1128(a) or 1128(b)(1), (b)(2), or
(b)(3) of SSA.

      (b) Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement (excluding the Risk Factor Disclosures) or Section 4.8 of the Company Letter, the Company does not have (i) any "material contracts" (as defined in Item 601(b)(10) of Regulation S-K under the Securities Act) or (ii) any contracts or agreements having covenants not to compete that materially impair the ability of the Company to conduct its business as currently conducted or purporting to bind any stockholder or any Affiliated Person (as defined in Section 4.21) of any stockholder of the Company after the Effective Time. Except as set forth in the Company SEC Documents filed with the SEC prior to the date of this Agreement (excluding the Risk Factor Disclosures), no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by the Company of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the properties, assets or operations of the Company is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

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   Section 4.9  Tax Matters.  Except as otherwise set forth in Section 4.9 of the Company Letter, (i) the Company has filed all Tax Returns required to have been filed, and such Tax Returns are correct and complete and disclose all Taxes (as defined in Section 9.3) required to be paid by the Company for the periods covered thereby, except to the extent that any failure to so file or any failure to be correct and complete or to disclose all Taxes required to be paid would not, individually or in the aggregate, have a Material Adverse Effect on the Company; (ii) all Taxes shown to be due on such Tax Returns have been timely paid; (iii) the Company has complied with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes, except to the extent that any failure to comply with such rules and regulations would not, individually or in the aggregate have a Material Adverse Effect on the Company; (iv) the Company has not waived any statute of limitations in respect of its Taxes; (v) no Tax Returns required to have been filed by or with respect to the Company relating to federal and state income Taxes have ever been examined by the Internal Revenue Service ("IRS") or any foreign or state taxing authority; (vi) no issues that have been raised by the relevant taxing authority in connection with the examination of Tax Returns required to have been filed by or with respect to the Company are currently pending; (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full or properly reflected on the books of the Company; (viii) there is no action, suit, investigation, audit, claim or assessment pending or, to the Knowledge of the Company, proposed or threatened with respect to Taxes of the Company; (ix) there are no liens for Taxes upon the assets of the Company except liens relating to current Taxes not yet due; (x) the Company has not been a member of any group of corporations filing Tax Returns on a consolidated, combined, unitary or similar basis other than each such group of which it is currently a member; (xi) no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to "FIRPTA") and no stock transfer Taxes, sales Taxes, use Taxes, real estate transfer Taxes, or other similar Taxes will be imposed on the transactions contemplated by this Agreement; (xii) except as may be limited by the transactions contemplated by this Agreement, the "regular" and, if applicable, "alternative minimum tax" net operating loss carry forwards of the Company for each of the taxable years ended on or prior to December 31, 2001 (collectively, the "NOLs") are set forth (for each year) in Section 4.9 of the Company Letter and are each available to the Company for the period set forth in Section 172(b)(1)(A) of the Code as in effect for the taxable year in which the applicable NOL was incurred; and
(xiii) except as may be limited as a result of the transactions contemplated by this Agreement, immediately prior to the Effective Time, none of the NOLs will constitute separate return limitation year (SRLY) losses, consolidated return change of ownership (CRCO) losses or "dual consolidated losses" (as defined in Section 1503 of the Code and the regulations thereunder) and none of the NOLs will be limited by sections 382 or 384 of the Code and the regulations thereunder.

   Section 4.10 Actions and Proceedings. Except as set forth in Section 4.10 of the Company Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company, or against or involving any of the present or former directors, officers, employees, consultants, agents or stockholders of the Company with respect to the Company, any of the properties, assets or business of the Company or any Company Plan that, individually or in the aggregate, would have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder. Except as set forth in Section 4.10 of the Company Letter, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations (including claims for workers' compensation) pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its present or former directors, officers, employees, consultants, agents or stockholders with respect to the Company, or any of the properties, assets or business of the Company or any Company Plan that, individually or in the aggregate, would have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder. There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its or their present or former officers, directors, employees, consultants, agents or stockholders with respect to the Company, or any of the properties, assets or business of the Company relating to the transactions contemplated by this Agreement or the Stockholder Agreements.

   Section 4.11 Compensation Agreements. Except as set forth in Section 4.11 of the Company Letter, no Company Plan and no Compensation Agreement (as defined in Section 9.3) provides that any benefit will be increased, or the vesting or payment of any benefit will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or that the value of any benefit will be calculated on the basis of any of the transactions contemplated by this Agreement. Section 4.11 of the Company Letter sets forth (i) for each person who will receive benefits under any Company Plan or Compensation Agreement as a result of the transactions contemplated by this Agreement, the total amount that such person may receive, or is eligible to receive, assuming that the transactions contemplated by this Agreement were consummated on the date hereof, and (ii) the total amount of indebtedness owed to the Company from each officer, director, or employee or consultant of the Company.

   Section 4.12 Employee Benefits. (a) Each Company Plan is listed in Section 4.12(a) of the Company Letter. With respect to each Company Plan, the Company has provided to Parent a true and correct copy of the following documents, to the extent they apply to such plan: (i) the three most recent annual reports (Form 5500) filed with the IRS, (ii) all documents including trust agreements, insurance and annuity contracts and administration agreements, (iii) a written summary of the Company Plan if the Company Plan is unwritten, (iv) the most recent summary plan description and other written explanations of each Company Plan provided to participants, beneficiaries and parties thereto, (v) the most recent determination letter issued by the IRS and request therefor, (vi) any request for a determination letter currently pending before the IRS and (vii) all correspondence with the IRS, the Department of Labor, or the SEC relating to any outstanding controversy. Each Company Plan complies in all material respects with ERISA, the Code and all other applicable statutes and governmental rules and regulations. Neither the Company nor any ERISA Affiliate currently maintains, contributes to or has any liability under, or at any time has maintained, contributed to or had any liability under, any plan which is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. Neither the Company nor any ERISA Affiliate currently maintains, contributes to or has any liability under, or at any time has maintained, contributed to or had any liability under, any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

      (b) Each Compensation Agreement is listed in Section 4.12(b) of the Company Letter. With respect to each Compensation Agreement, the Company has provided to Parent a true and complete copy of (i) all documents, including trust agreements and insurance and annuity contracts, (ii) a written summary if the Compensation Agreement is unwritten, and (iii) the most recent written explanations provided to participants, beneficiaries and parties thereto.

      (c) Except as set forth in Section 4.12(c) of the Company Letter, with respect to each Company Plan and Compensation Agreement, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any ERISA Affiliate or Company Plan fiduciary could be subject to any liability under the terms of such Company Plan, Compensation Agreement, ERISA, the Code or any other applicable law except for such liabilities which have not had and would not have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in Section 4.12(c) of the Company Letter, each Company Plan and Compensation Agreement has been administered in all material respects in accordance with its terms. All Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified or may rely on an opinion letter issued with respect to a standardized prototype plan adopted in accordance with the requirements for such reliance, or a timely application for such determination is now pending or there is time remaining for such application, and the Company is not aware of any reason why any such Company Plan is not so qualified in form or operation. Except as set forth in Section 4.12(c) of the Company Letter, neither the Company nor any ERISA Affiliate has any liability or obligation under any welfare plan to provide benefits after termination of employment to any person other than as required by Part 6 of Title I of ERISA or any similar state law (together, "COBRA"). Neither the Company nor any ERISA Affiliate has failed to comply in all material respects with COBRA. The Company and each ERISA Affiliate is in compliance in all material respects with the requirements of the Workers Adjustment and Retraining Notification Act and any similar state law.

      (d) Section 4.12(d) of the Company Letter contains a list of all Company Plans and Compensation Agreements containing change of control or similar provisions.

      (e) Except as set forth in Section 4.12(e) of the Company Letter, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, as a direct or indirect result of the transactions contemplated by this Agreement, an "excess parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code and the regulations thereunder. Except as set forth in Section 4.12(e) of the Company Letter, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will, as a direct or indirect result of the transactions contemplated by this Agreement, be (or under Section 280G of the Code and the regulations thereunder be presumed to be) a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code and the regulations thereunder, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future. The Company has no obligation under any Company Plan, Compensation Agreement or otherwise to "gross up" or otherwise compensate any person because of the imposition of any excise tax (including interest and penalties) because of the applicability of Section 4999 of the Code.

      (f) Except as set forth in Section 4.12(f) of the Company Letter, no Company Plan or Compensation Agreement is subject to laws outside of the United States.

   Section 4.13 Liabilities. Except (i) as set forth in Section 4.13 of the Company Letter, (ii) as and to the extent reflected or reserved against in the Company SEC Documents filed prior to the date hereof, or disclosed in the footnotes thereto, (iii) liabilities and obligations incurred in the ordinary course of business consistent with past practices since September 30, 2001 and
(iv) liabilities and obligations that have not had and would not have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company has no liabilities or obligations of any nature, absolute or contingent.

   Section 4.14 Labor Matters; Worker Safety Laws. (a) The Company has complied with all applicable laws, ordinances, rules and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours, except for such failures to comply which would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and the Company is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any such laws, ordinances, rules or regulations. Except as set forth in Section 4.14 of the Company Letter, the Company is not a party to any collective bargaining agreement or labor contract. The Company has not engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for the Company (the "Company Business Personnel"), and there is no unfair labor practice complaint or grievance against the Company by any person pursuant to the National Labor Relations Act or any comparable state or foreign law pending or threatened in writing with respect to the Company Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on the Company. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company which may interfere with the respective business activities of the Company, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on the Company. There are no claims, causes of action, charges, suits, complaints, administrative proceedings, governmental proceedings, arbitrations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company, and, to the Knowledge of the Company, there is no investigation of any Governmental Entity pending or threatened, relating to employment or employment practices with respect to any employee or former employee or director of the Company. To the Knowledge of the Company, there is no basis for any claim or assertion of liability against the Company under any federal, state or local law relating to employment or employment practices relating to any employee or former employee or director of the Company.

      (b) The properties, assets and operations of the Company are in compliance with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws"), except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. With respect to such properties, assets and operations currently owned, leased or operated by the Company, and with respect to any properties, assets or operations previously owned, leased or operated by the Company, to the Knowledge of the Company, during any time such properties, assets and operations were owned, leased or operated by the Company, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws, other than such interference or prevention as would not, individually or in the aggregate with any such other interference or prevention, have a Material Adverse Effect on the Company.

   Section 4.15 Intellectual Property (a) As used herein, "Company Intellectual Property" means all trademarks, trademark registrations, trademark rights and renewals thereof, trade names, trade name rights, patents, patent rights, patent applications, industrial models, inventions, invention disclosures, designs, utility models, inventor rights, software, computer programs, computer systems, modules and related data and materials, copyrights, copyright registrations and renewals thereof, servicemarks, servicemark registrations and renewals thereof, servicemark rights, trade secrets, applications for trademark and servicemark registrations, know-how, confidential information and other proprietary rights, and any data and information of any nature or form used or held for use in connection with the businesses of the Company as currently conducted or as currently contemplated by the Company, together with all applications currently pending or in process for any of the foregoing. Section 4.15 of the Company Letter contains a list and description (showing in each case any product, device, process, service, business or publication covered thereby, the registered or other owner, expiration date and number, if any) of all registered patents and trademarks owned by, licensed to or used by the Company.

      (b) The Company Intellectual Property is valid and enforceable. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement (excluding the Risk Factor Disclosures), the Company owns, or possesses adequate licenses or other valid rights to use (including the right to sublicense to customers, suppliers or others as needed), all of the material Company Intellectual Property that is necessary for the conduct or contemplated conduct of the Company's businesses. Section 4.15 of the Company Letter lists each license or other agreement pursuant to which the Company has the right to use Company Intellectual Property utilized in connection with any product of, or service provided by, the Company, the cancellation or expiration of which would have a Material Adverse Effect on the Company (the "Company Licenses"). Except as set forth in Section 4.15 of the Company Letter, there are no pending, or, to the Knowledge of the Company, threatened interferences, re-examinations, oppositions or cancellation proceedings involving any patents or patent rights, trademarks or trademark rights, or applications therefor, of the Company, except such as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no breach or violation by the Company under, and, to the Knowledge of the Company, there is no breach or violation by any other party to, any Company License that is reasonably likely to give rise to any termination or any loss of rights thereunder. To the Knowledge of the Company, there has been no unauthorized disclosure or use of confidential information, trade secret rights, processes and formulas, research and development results and other know-how of the Company, except where such disclosure or use of such information would not, individually or in the aggregate, have a Material Adverse Effect on the Company. To the Knowledge of the Company, the conduct of the business of the Company as currently conducted or contemplated does not and will not infringe upon or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent issued as of the date hereof, patent right, industrial model, invention, service mark, service mark right, copyright or trade secret of any third party that, individually or in the aggregate, would have a Material Adverse Effect on the Company. The Company has the sole and exclusive right to bring actions for infringement or unauthorized use of the Company Intellectual Property owned by the Company. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement or Section 4.15 of the Company Letter, to the Knowledge of the Company, there are no infringements of, or conflicts with, any Company Intellectual Property which, individually or in the aggregate, would have a

   Material Adverse Effect on the Company. Except as set forth in Section 4.15 of the Company Letter, the Company has not licensed or otherwise permitted the use by any third party of any proprietary information or Company Intellectual Property on terms or in a manner which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

      (c) To the Knowledge of the Company, each of the employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company either: (i) is a party to a "work-for-hire" agreement under which the Company is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company of all right, title and interest in such material.

   Section 4.16 Title to Assets. (a) As of the date hereof, the Company possesses, and as of the Effective Time the Company will possess, good and marketable title to all of its assets, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions, except as set forth in the Company SEC Documents filed with the SEC prior to the date of this Agreement (excluding the Risk Factor Disclosures), or Section 4.16 of the Company Letter.

      (b) The Company does not own any Real Estate (as defined in Section 9.3).
   Section 4.16 of the Company Letter sets forth a list of all Real Estate leased by the Company. There are no pending, or to the Knowledge of the Company, threatened condemnation proceedings against or affecting any Real Estate leased by the Company. The leases to all Real Estate occupied by the Company are in full force and effect and no event has occurred which with the passage of time, the giving of notice, or both, would constitute a default or event of default by the Company or, to the Knowledge of the Company, any other person who is a party signatory thereto, other than such defaults or events of default which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

   Section 4.17 Inventories. Except as set forth in Section 4.17 of the Company Letter, all inventories of the Company (net of the obsolescence reserves therefor shown in the financial statements included in the Company SEC Documents and determined in the ordinary course of business consistent with past practice) consist of items of merchantable quality and quantity usable or salable in the ordinary course of business and are salable at prevailing market prices that are not less than the book value amounts thereof or the price customarily charged by the Company therefor. Except as set forth in Section
4.17 of the Company Letter, the quantities of all inventories, materials, and supplies of the Company (net of the obsolescence reserves therefor shown in the financial statements included in the Company SEC Documents and determined in the ordinary course of business consistent with past practice) are not obsolete, damaged, slow-moving, defective, or excessive, and are, in the Company's judgment, reasonable and balanced.

   Section 4.18  Environmental Matters.

      (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and
   (B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste or for which liability or standards of care are imposed under any applicable Environmental Law;
   (ii) "Environmental Law" means any United States federal, state or local, or foreign law, past, present or future and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances; and (iii) "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

      (b) Except as disclosed in Section 4.18 of the Company Letter, the Company is and has been in compliance in all material respects with all applicable Environmental Laws, have obtained all

   Environmental Permits and is in compliance with their requirements, and has resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability, except in each case for the notices set forth in Section 4.18 of the Company Letter or where such non-compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

      (c) Except as disclosed in Section 4.18 of the Company Letter, the Company has not (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company's or any other properties, nor caused any conditions that constitute a violation of any Environmental Law, other than in a manner that would not, in all such cases taken individually or in the aggregate, result in a Material Adverse Effect on the Company, (ii) to the Knowledge of the Company, released any Hazardous Substances on, under, emanating from, or at any of the Company's properties or any other property but arising from the Company's current or former operations, other than in a manner that would not result in a Material Adverse Effect on the Company, or (iii) to the Knowledge of the Company, received any written notice since January 1, 1996 (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the investigation of, response to or remediation of Hazardous Substances at or arising from any of the Company's current or former properties or operations or any other properties, (D) alleging noncompliance by the Company with the terms of any Environmental Permit in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's current or former properties or operations or any other properties, except in each case for the notices set forth in Section 4.18 of the Company Letter.

      (d) Except as disclosed in Section 4.18 of the Company Letter, no Environmental Law imposes any obligation upon the Company arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgement or covenant in any land records, or the modification or provision of notice under any agreement, consent order or consent decree.

      (e) The Company has provided or made available to Parent copies of any environmental assessment or audit report or other similar studies or analyses currently in the possession of or available to the Company relating to any Real Estate currently or formerly owned, leased or occupied by the Company.

   Section 4.19 State Takeover Statutes; Rights Agreement. (a) The Board of Directors of the Company has, to the extent such statutes are applicable, taken all action so to render the provisions of Section 203 of the DGCL inapplicable to the Offer, the Merger and the Stockholder Agreements and the consummation of the transactions contemplated by this Agreement and the Stockholder Agreements. As of the date hereof, no other state takeover statute or similar charter or bylaw provisions are applicable to the Offer, the Merger, this Agreement, the Stockholder Agreements and the transactions contemplated hereby and thereby.

      (b) An amendment to the Rights Agreement, in the form of Exhibit C, has been duly approved by the Company's Board of Directors and duly executed and delivered by the Company and American Stock Transfer & Trust Company, as rights agent, and such amendment is sufficient to render the Rights and the Rights Agreement inapplicable to the Offer, the Merger and the Stockholder Agreements.

   Section 4.20 Required Vote of Company Stockholders. The affirmative vote of the holders of at least a majority of the shares of Company Common Stock entitled to vote is required to adopt this Agreement. No other vote of the security holders of the Company is required by law, the Company Charter or the By-Laws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

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

   Section 4.21 Transactions with Affiliates. (a) For purposes of this Agreement, "Affiliated Person" means (i) any holder of 2% or more of the Company Common Stock, (ii) any director, officer or senior executive of the Company, (iii) any person, firm or corporation that directly or indirectly controls, is controlled by, or is under common control with, the Company or
(iv) any member of the immediate family or any of such persons, in each case other than Parent or its Subsidiaries.

      (b) Except as set forth in Section 4.21 of the Company Letter or in the Company SEC Documents filed with the SEC prior to the date of this Agreement (excluding the Risk Factor Disclosures), to the Knowledge of the Company, since December 31, 2000, the Company has not, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any material property or assets or obtained any material services from, (ii) sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of the Company), (iii) entered into or modified in any manner any contract with, or (iv) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any Affiliated Person.

      (c) Except as set forth in Section 4.21 of the Company Letter or in the Company SEC Documents filed with the SEC prior to the date of this Agreement (excluding the Risk Factor Disclosures), to the Knowledge of the Company,
   (i) the contracts of the Company do not include any material obligation or commitment between the Company and any Affiliated Person, (ii) the assets of the Company do not include any receivable or other obligation or commitment from an Affiliated Person to the Company and (iii) the liabilities of the Company do not include any payable or other obligation or commitment from the Company to any Affiliated Person.

      (d) To the Knowledge of the Company and except as set forth in Section
   4.21 of the Company Letter or in the Company SEC Documents filed with the SEC prior to the date of this Agreement (excluding the Risk Factor Disclosures), no Affiliated Person of the Company is a party to any contract with any supplier of the Company that affects in any material manner the business, financial condition or results of operation of the Company.

   Section 4.22 Suppliers; Sales Representatives. (a) The Company has not received any written or oral notice and the Company does not otherwise have Knowledge that any significant supplier will not sell raw materials, supplies, merchandise or other goods to the Company at any time after the Effective Time on terms and conditions substantially similar to those currently in effect with respect to sales to the Company, subject only to general and customary price increases.

      (b) (i) Except as set forth in Section 4.22(b)(i) of the Company Letter, each agreement between the Company and its sales representatives and distributors may be terminated without penalty by the Company upon delivery of 30 days or less notice to the other party thereto.

          (ii) The Sales Representative Agreements listed in Section 4.22(b)(ii) of the Company Letter (the "Designated Distributor Agreements") may be terminated by the Company without penalty upon delivery of the required notice with respect to each such agreement set forth in Section 4.22(b)(ii) of the Company Letter.

   Section 4.23 Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its properties and assets, and are, in the reasonable judgment of the Company, in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Company has made any and all payments required to maintain such policies in full force and effect. Except as set forth in Section 4.23 of the Company Letter, the Company has not received notice of default under any such policy, or has received written

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

notice or, to the Knowledge of the Company, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to such policy.

   Section 4.24 Accounts Receivable. All of the accounts and notes receivable of the Company set forth on the books and records of the Company (net of the applicable reserves reflected on the books and records of the Company and in the financial statements included in the Company SEC Documents) (i) represent sales actually made or transactions actually effected in the ordinary course of business for goods or services delivered or rendered to unaffiliated customers in bona fide arm's length transactions, (ii) constitute valid claims, and (iii) are good and collectible at the aggregate recorded amounts thereof (net of such reserves) without right of recourse, defense, deduction, return of goods, counterclaim, or offset and have been or will be collected in the ordinary course of business and consistent with past experience.

   Section 4.25 Products. (a) Except as set forth in Section 4.25 of the Company Letter, since December 31, 2000, the Company has not received a claim for or based upon breach of product warranty (other than warranty service and repair claims in the ordinary course of business not material in amount or significance), strict liability in tort, negligent manufacture of product, negligent provision of services or any other allegation of liability, including or resulting in product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of its products or from the provision of services; and, to the Knowledge of the Company, there is no basis for any such claim which, if asserted, would have a Material Adverse Effect on the Company. No product sold or delivered or service rendered by the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale for products delivered and services rendered by the Company, copies of which have previously been delivered to Parent.

      (b) The Company has provided to Parent a schedule of products in development and planned introductions, a copy of which is attached to
   Section 4.25 of the Company Letter.

      (c) To the Knowledge of the Company, as of the date hereof, the results of the Company's Tyler, Texas double-blind study indicate that the ultimate results of such study will not be negative.

   Section 4.26 Brokers. No broker, investment banker or other person, other than J.P. Morgan Securities Inc., the fees and expenses of which will be paid by the Company (as reflected in an agreement between J.P. Morgan Securities Inc. and the Company, a copy of which has been furnished to Parent), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

   Section 5.1 Conduct of Business by the Company Pending the Merger. Except as expressly permitted by clauses (i) through (xviii) of this Section 5.1, during the period from the date of this Agreement through the Effective Time, the Company shall in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, the Company shall not without the prior written consent of Parent:

          (i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, pledge, grant, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or the Company Warrant outstanding on the date of this Agreement in accordance with their current terms and (B) the issuance of shares of Company Common Stock pursuant to the Company Stock Purchase Plan in accordance with Section 6.5 of this Agreement;

          (iii) amend its charter or by-laws or equivalent organizational documents;

          (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets;

          (v) sell, lease, pledge or otherwise dispose of or encumber, or agree to sell, lease, pledge or otherwise dispose of or encumber, any of its assets with a fair market value in excess of $100,000, other than sales of inventory that are in the ordinary course of business consistent with past practice;

          (vi) (A) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person or entity, other than in the ordinary course of business consistent with past practices and, in the case of indebtedness and guarantees, in an amount not to exceed $250,000, or (B) invest its cash or reinvest its maturing investments in investments other than certificates of deposit, direct obligations of the United States government, money market instruments and obligations of any corporation which at the time of purchase are rated AA or better by Standard & Poor's Corporation, Inc., in each case, having maturity of no more than 30 days;

          (vii) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or form any Subsidiary;

          (viii) except as provided in Section 6.5, enter into or adopt any, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan or Compensation Agreement;

          (ix) increase the compensation payable or to become payable to its directors, officers, employees, consultants or other service providers (except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company who are not officers of the Company) or grant any severance or termination pay to, or enter into any employment or other agreement with, any director, officer, employee, consultant or other service provider of the Company, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend or take action to enhance or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, employee, consultant or other service provider;

          (x) knowingly violate or knowingly fail to perform any obligation or duty imposed upon it by any applicable material federal, state, local or foreign law, rule, regulation, guideline or ordinance;

          (xi) make any change to accounting policies or procedures (other than actions required to be taken by GAAP);

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

          (xii) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

          (xiii) settle or compromise any Tax liability;

          (xiv) settle or compromise any claims or litigation in excess of $50,000 or commence any litigation or proceedings;

          (xv) enter into or amend any agreement or contract (i) having a term in excess of 12 months and which is not terminable by the Company without penalty or premium by notice of 60 days or less or (ii) which involves or is expected to involve payments of $25,000 or more during the term thereof; enter into, amend or terminate any other agreement or contract material to the Company, taken as a whole; or purchase any real property, or make or agree to make any new capital expenditure or expenditures (other than the purchase of real property) which in the aggregate are in excess of $50,000;

          (xvi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms;

          (xvii) file any application for national coverage under Medicare of the Company's spine products; or

          (xviii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

   Section 5.2 No Solicitation. (a) The Company shall not, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative of, the Company to, directly or indirectly (i) solicit, initiate or encourage the submission of, any Takeover Proposal (as defined in Section 9.3), (ii) enter into any agreement with respect to or approve or recommend any Takeover Proposal or
(iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company in connection with, or take any other action to cooperate in any way with respect to, or assist in or facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that nothing contained in this Section 5.2(a) shall prohibit the Company or its directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or (ii) referring a third party to this Section 5.2(a) or making a copy of this Section 5.2(a) available to any third party; and provided, further, that prior to the acceptance for payment of Shares pursuant to the Offer, if the Board of Directors of the Company reasonably determines that a Takeover Proposal constitutes a Superior Proposal (as defined in Section 9.3), then, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority thereof after consultation with independent counsel (who may be the Company's regularly engaged independent counsel), the Company may, in response to an unsolicited request therefor, and subject to compliance with
Section 5.2(b), furnish information with respect to the Company to any person making such Takeover Proposal pursuant to a confidentiality agreement, in customary form and in any event containing terms, taken as a whole, at least as stringent as those contained in the Confidentiality Agreement (as defined in Section 6.2), and participate in discussions or negotiations with such person. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer or director of the Company or any financial advisor, attorney or other advisor or representative of the Company, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this
Section 5.2(a) by the Company.

      (b) The Company shall advise Parent orally and in writing of (i) any Takeover Proposal or any request for information with respect to any Takeover Proposal received by any officer or director of the Company or, to the Knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company, (ii) the material terms of such Takeover Proposal (including a copy of any written proposal), and (iii) the identity of the person making any such Takeover Proposal or inquiry no later than 24 hours following receipt of such Takeover Proposal or inquiry. If the Company intends to furnish any Person with any information with respect to any Takeover Proposal in accordance with Section 5.2(a), the Company shall advise Parent orally and in writing of such intention not less than 48 hours in advance of providing such information. The Company will keep Parent fully informed of any material changes to the status or material terms of any such Takeover Proposal or inquiry.

   Section 5.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company is a party (other than any involving Parent). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

   Section 6.1 Stockholder Meeting. (a) If required by applicable law in order to consummate the Merger, the Company will duly call, give notice of, convene and hold a meeting of stockholders (the "Stockholder Meeting") for the purpose of considering the adoption of this Agreement and at such meeting call for a vote and shall solicit proxies to be voted in respect of the approval and adoption of this Agreement. The Stockholder Meeting shall be held as soon as practicable following the purchase of Shares pursuant to the Offer, or, if later, the expiration of any subsequent offering period under Section 1.1 hereof, and the Company will, through its Board of Directors, recommend to its stockholders the approval of this Agreement, and shall not withdraw or modify such recommendation. The record date for the Stockholder Meeting shall be a date subsequent to the date Parent or Sub becomes a record holder of Company Common Stock purchased pursuant to the Offer.

      (b) If required by applicable law in order to consummate the Merger, the Company shall, at Parent's request, as soon as practicable following the expiration of the Offer, or, if later, the expiration of any subsequent offering period under Section 1.1 hereof, prepare and file a preliminary Proxy Statement with the SEC and shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto, including the supply of any information required to be included in the Proxy Statement regarding Parent or Sub.

      (c) Parent agrees to cause all Shares purchased pursuant to the Offer and any other Shares owned by Parent or any subsidiary of Parent to be voted in favor of approval of the Merger.

   Section 6.2 Access to Information. Subject in all cases to currently existing contractual and legal restrictions applicable to the Company, the Company shall afford to the accountants, counsel, financial advisors and other representatives of Parent reasonable access during normal business hours to, and permit them to make such inspections during normal business hours as they may reasonably require of, during the period from the date of this Agreement through the Effective Time, all of their respective properties, books, contracts, commitments and records (including accounting records and Tax Returns and the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, the Company shall (i) promptly make available to Parent a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, (ii) furnish promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request and (iii) direct requests for access to personnel of the Company knowledgeable about matters relevant to such inspections to the Company's Chief Financial Officer who will make such personnel available to Parent. No investigation pursuant to this Section 6.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Parent pursuant to this Section 6.2 shall be kept confidential in accordance with the Confidentiality Agreement dated
November 27, 2001 between Parent and the Company (the "Confidentiality Agreement").

   Section 6.3 Directors. Promptly after such time as Sub purchases Shares pursuant to the Offer, Sub shall be entitled, to the fullest extent permitted by law, to designate at its option up to that number of directors, rounded to the nearest whole number, of the Company's Board of Directors, subject to compliance with Section 14(f) of the Exchange Act, as will make the percentage of the Company's directors designated by Sub equal to the percentage of the aggregate voting power of the shares of Company Common Stock held by Parent or any of its Subsidiaries; provided, however, that if that Sub's designees are elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least two directors who are directors on the date of this Agreement and who are not officers of the Company (the "Independent Directors"); and provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall designate a person to fill such vacancy, who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers or affiliates of the Company, or officers or affiliates of Parent or any of its Subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Following the election or appointment of Sub's designees pursuant to this Section 6.3 and prior to the Effective Time, any amendment, or waiver of any term or condition, of this Agreement or the Company Charter or the Amended and Restated By-Laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Sub or waiver or assertion of any of the Company's rights hereunder, and any other consent or action by the Board of Directors of the Company with respect to this Agreement, will require the concurrence of a majority of the Independent Directors and no other action by the Company, including any action by any other director of the Company, shall be required for purposes of this Agreement. To the fullest extent permitted by applicable law, the Company shall take all action requested by Parent that is reasonably necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company will promptly, at the option of Parent, to the fullest extent permitted by law, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to the Company's Board of Directors as provided above.

   Section 6.4 Fees and Expenses. (a) Except as provided in Section 6.11, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

      (b) The Company shall pay, or cause to be paid, in same day funds to Parent the following amounts under the circumstances and at the times set forth as follows:

          (i) if Parent or Sub terminates this Agreement under Section 8.1(d), the Company shall pay the Termination Fee upon demand;

          (ii) if the Company terminates this Agreement under Section 8.1(e), the Company shall pay the Termination Fee prior to, or simultaneously with, such termination; or

          (iii) if Parent terminates this Agreement pursuant to Section 8.1(b)(i) or Section 8.1(c) and at the time of any such termination a Designated Takeover Proposal shall have been made (other than a Designated Takeover Proposal made prior to the date hereof), then if concurrently therewith or within 12 months thereafter, (A) the Company enters into a merger agreement, acquisition agreement or similar agreement (including a letter of intent) with respect to a Company Acquisition, or a Company Acquisition is consummated, involving any party (1) with whom the Company had any discussions with respect to a Designated Takeover Proposal, (2) to whom the Company furnished information with respect to or with a view to a Designated Takeover Proposal or (3) who had submitted a proposal or expressed any interest publicly in a Designated Takeover Proposal, in the case of each of clauses (1), (2) and (3), prior to such termination, or (B) the Company enters into a merger agreement, acquisition agreement or similar agreement (including a letter of intent) with respect to a Superior Proposal, or a Superior Proposal is consummated, then, in the case of either (A) or (B) above, the Company shall pay the Termination Fee upon the earlier of the execution of such agreement or upon consummation of such Company Acquisition or Superior Proposal, as the case may be.

   Section 6.5 Company Stock Options and Company Warrant. (a) Prior to the consummation of the Offer, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary or appropriate to cause each Company Stock Option that is outstanding as of the consummation of the Offer to vest in full and become exercisable immediately prior to the consummation of the Offer with respect to all of the shares of Company Common Stock at the time subject to such Company Stock Option. Each Company Stock Option that is outstanding upon consummation of the Offer shall be cancelled as of the consummation of the Offer, in consideration for which the holder thereof (an "Option Holder") shall be entitled to receive from the Company an amount equal to (A) the product of
(1) the number of shares of Company Common Stock subject to such Company Stock Option and (2) the excess, if any, of the Offer Price over the exercise price per share for the purchase of the Company Common Stock subject to such Company Stock Option, minus (B) all applicable federal, state and local Taxes required to be withheld in respect of such payment. The amounts payable pursuant to the second sentence of this Section 6.5 shall be paid as soon as reasonably practicable following the acceptance for payment of Shares by Sub pursuant to the Offer. The surrender of a Company Stock Option in exchange for the consideration contemplated by the second sentence of this Section 6.5 shall be deemed a release of any and all rights the Option Holder had or may have had in respect thereof.

      (b) The Company shall take all actions necessary to ensure that (i) any Offering Period (as defined in the Company Stock Purchase Plan) applicable to options outstanding under the Company Stock Purchase Plan (each, a "Purchase Plan Option") is shortened so as to have a Purchase Date (as defined in the Company Stock Purchase Plan) that occurs not later than 10 business days after the commencement of the Offer; (ii) no current holder of a Purchase Plan Option is permitted to increase his or her rate of payroll deduction under the Company Stock Purchase Plan effective from and after the date hereof; and (iii) no new Offering Period commences on or after the date hereof.

      (c) The Company shall take all actions necessary to provide that, effective on or before acceptance for payment by Sub of Shares pursuant to the Offer, (i) the Company Stock Option Plans, the Company Stock Purchase Plan and any similar plan or agreement of the Company shall be terminated,
   (ii) any rights under any other plan, program, agreement or arrangement relating to the issuance or grant of any other interest in respect of the capital stock of the Company shall be terminated, and (iii) no person will have any right to receive any shares of capital stock of the Company or, if applicable, the Surviving Corporation, upon exercise of any Company Stock Option or Purchase Plan Option.

      (d) The Company represents and warrants that it has the power and authority under the terms of the Company Stock Purchase Plan and the Company Stock Option Plans to comply with this Section 6.5 without the consent of any Option Holder or any other person.

      (e) The Company Warrant shall, by virtue of the Merger, no longer be exercisable into the right to receive Shares but shall after the Effective Time represent the right to receive an amount equal to (A) the product of
   (1) the number of Shares subject to the Company Warrant and (2) the excess, if any, of the Merger Consideration over the exercise price per Share applicable to the Company Warrant minus (B) all applicable federal and local taxes required to be withheld in respect of such payment, without interest.

   Section 6.6 Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act, any other pre-merger filings and State Takeover Approvals), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the Offer or the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

      (b) Each party shall use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

      (c) Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to effect the Offer, the Merger and to consummate the other transactions contemplated hereby, the Company shall not, without Parent's prior written consent, commit to any divestiture transaction, and neither Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses or assets of Parent or any of its Subsidiaries or that otherwise would have a Material Adverse Effect on the Company or Parent.

   Section 6.7 Public Announcements. Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or the Nasdaq National Market.

   Section 6.8 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby or the Stockholder Agreements, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

   Section 6.9 Indemnification; Directors and Officers Insurance. (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of the Company to the same extent and in the same manner such persons are indemnified as of the date of this Agreement by the Company pursuant to the indemnification agreements between the Company and such officers or directors listed in Section
6.9 of the Company Letter, the DGCL, the Company Charter or the Company's Amended and Restated By-Laws for acts or omissions occurring at or prior to the Effective Time.

      (b) Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is substantially equivalent to the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay aggregate premiums over the six-year period for the D&O Insurance in excess of $1,300,000.

   Section 6.10 Notification of Certain Matters. Parent shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (x) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement and made by it not to be complied with or satisfied in all material respects, (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change or event which would be reasonably likely to have a Material Adverse Effect on the Company; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

   Section 6.11 Real Estate Transfer and Gains Tax. Either the Company or the Surviving Corporation shall pay all state or local Taxes, if any (collectively, the "Gains Taxes"), attributable to the transfer of the beneficial ownership of the Company's real properties, and any penalties or interest with respect thereto, payable in connection with the consummation of the Offer and the Merger. The Company shall cooperate with Parent in the filing of any returns with respect to the Gains Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and any information with respect to such properties that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real properties of the Company shall be determined by Parent in its reasonable discretion. The stockholders of the Company shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 6.11 in the preparation of any return with respect to the Gains Taxes.

   Section 6.12 Employee Matters. (a) Following the Effective Time, Parent or the Surviving Corporation shall honor, or cause to be honored, all obligations of the Company and its subsidiaries under any Compensation Agreement or Company Plan in accordance with the terms thereof. Nothing herein shall be construed to prohibit Parent or the Surviving Corporation from amending or terminating such Compensation Agreements or Company Plans in accordance with the terms thereof and with applicable law or to prohibit the Parent or the Surviving Corporation from terminating, or causing the termination of, the employment of any employee of the Company or its subsidiaries at any time following the Effective Time. Individuals who continue in employment with the Company from and after the Effective Time shall be referred to herein as "Affected Employees."

      (b) On or before January 1, 2003, Affected Employees who continue to be employed by the Company will be eligible to participate in the benefit programs, plans, arrangements, payroll practices (including vacation or paid time off entitlement) offered to employees of Parent or established or maintained by the Surviving Corporation (the "Parent Employee Benefit Plans") pursuant to the terms of each such Plan, or in the absence of plan terms or provisions, in accordance with the regularly established policies or procedures of Parent or the Surviving Corporation.

      (c) To the extent that service is relevant for eligibility and vesting under any employee benefit plan, program or arrangement maintained by Parent or any subsidiary of Parent, other than any defined benefit pension plan, such plan, program or arrangement shall credit each Affected Employee who participates therein for his or her service on or prior to the Effective Time with the Company. In addition, Parent will, or will cause the Surviving Corporation to (i) waive limitations on benefits relating to any pre-existing conditions under any Parent Employee Benefit Plan in which Affected Employees may participate and (ii) provide each Affected Employee with credit under the applicable Parent Employee Benefit Plan for any deductible, copayment and out-of-pocket limits for any such amounts paid by or credited to the Affected Employee prior to the commencement of coverage under the applicable Parent Employee Benefit Plan during the calendar year in which such coverage commences.

   Section 6.13 Rights Agreement. The Board of Directors of the Company shall take all further action (in addition to the action referred to in Section 4.19(b)) requested in writing by Parent (including redeeming the Rights or amending or terminating the Rights Agreement) in order to render the Rights and the Rights Agreement inapplicable to the Offer, the Merger and the Stockholder Agreements. Except as requested in writing by Parent, the Board of Directors of the Company shall not (i) amend the Rights Agreement or (ii) take any action with respect to, or make any determination under, the Rights Agreement (including a redemption of the Rights).

   Section 6.14 Obligations of Sub. Parent will take all actions to cause Sub to perform its obligations under this Agreement.

                                  ARTICLE VII

                      CONDITIONS PRECEDENT TO THE MERGER

   Section 7.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

      (a) Stockholder Approval. This Agreement (including the Merger) shall have been approved and adopted by the affirmative vote of the stockholders of the Company (unless the vote of stockholders is not required under the DGCL) as required by the DGCL and the Company Charter.

      (b) HSR Act Filings. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

      (c) Purchase of Shares. Sub shall have previously accepted for payment and paid for Shares validly tendered pursuant to the Offer, except that this condition shall not apply with respect to the obligation of Parent and Sub to effect the Merger if Sub shall have failed to purchase Shares pursuant to the Offer in breach of its obligations (or the obligations of Parent) under this Agreement.

      (d) No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of its Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

   Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of the Company:

      (a) by mutual written consent of Parent and the Company;

      (b) by either Parent or the Company:

          (i) if (x) as a result of the failure of any of the Offer Conditions the Offer shall have terminated or expired in accordance with its terms without Sub having accepted for payment any Shares pursuant to the Offer or (y) Sub shall not have accepted for payment any Shares pursuant to the Offer prior to June 30, 2002; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of any representation or warranty under this Agreement by such party; or

          (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer and such order, decree or ruling or other action shall have become final and nonappealable;

      (c) by Parent or Sub prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in paragraph (e) or
   (f) of Exhibit A and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company;

      (d) by Parent or Sub if either Parent or Sub is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (d) of Exhibit A;

      (e) by the Company if the Board of Directors of the Company reasonably determines that a Takeover Proposal constitutes a Superior Proposal and a majority of the members of the Board of Directors determines, in its reasonable good faith judgment, after consultation with independent counsel, that failing to terminate this Agreement would constitute a breach of such Board's fiduciary duties under applicable law, provided that the Company has complied with all provisions of Section 5.2, including the notice provisions therein, and that it has complied with the requirements of Section 6.4(b) relating to the payment (including the timing of any payment) of the Termination Fee to the extent required by Section 6.4(b); provided further that the Company may not terminate this Agreement pursuant to this Section 8.1(e) unless and until 72 hours have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors of the Company;

      (f) by the Company, in the event of a material breach by Parent or Sub of any representation or warranty, covenant or other agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to Parent or Sub, as applicable; or

      (g) by the Company, if the Offer has not been timely commenced in accordance with Section 1.1.

   The right of any party hereto to terminate this Agreement pursuant to this
Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

   Section 8.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for the last sentence of Section 6.2 and the entirety of Section 6.4, which shall survive the termination); provided, however, that nothing contained in this Section 8.2 shall relieve any party hereto from any liability for any willful or intentional breach of a representation or warranty contained in this Agreement, the willful or intentional breach of any covenant contained in this Agreement or for fraud.

   Section 8.3 Amendment. This Agreement may be amended by the parties hereto, subject to Section 6.3, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   Section 8.4  Waiver.  At any time prior to the Effective Time, subject to
Section 6.3, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE IX

                              GENERAL PROVISIONS

   Section 9.1 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

   Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) if to Parent or Sub, to:

         Smith & Nephew, Inc.
         160 Dascomb Road
         Andover, Massachusetts 01810
         Attention: Ron Sparks, President
                    Endoscopy Division
         Facsimile: 978-749-1005

         with copies to:

         Smith & Nephew, Inc.
         1450 Brooks Road
         Memphis, Tennessee 38116
         Attention: General Counsel
         Facsimile: 901-396-7824

         and

         Sidley Austin Brown & Wood
         Bank One Plaza
         10 South Dearborn Street
         Chicago, Illinois 60603
         Attention: Pran Jha
         Facsimile: 312-853-7036

      (b) if to the Company, to:

         ORATEC Interventions, Inc.
         3700 Haven Court
         Menlo Park, California 94025
         Attention: Kenneth W. Anstey,
                    President and Chief
                    Executive Officer
         Facsimile: 650-369-9905

         with a copy to:

         Venture Law Group
         2800 Sand Hill Road
         Menlo Park, California 94025
         Attention: Mark B. Weeks
         Facsimile: 650-233-8386

   Section 9.3 Interpretation; Certain Definitions. (a) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

      (b) For purposes of this Agreement, the following terms have the meaning specified in this Section 9.3:

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Company Acquisition" means (i) a merger, consolidation or other business combination pursuant to which stockholders of the Company immediately preceding such transaction hold less than a majority of the equity interest in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of all or substantially all of its assets or (iii) the acquisition by any person or group (including by way of tender offer, exchange offer or issuance of securities by the Company), directly or indirectly, of beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company.

   "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA), a "welfare plan" (as defined in Section 3(1) of ERISA), and any other written or oral bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, insurance or other plan, trust, policy, arrangement or understanding established or maintained by the Company or any ERISA Affiliate, or as to which the Company or any ERISA Affiliate has contributed or may have any liability (including any such arrangement sponsored or required by any government or any statute or other law), for the benefit of any prior or present employee, officer, director, consultant or other service provider of the Company or any ERISA Affiliate (or spouse, dependent or other beneficiary of any such individual).

   "Compensation Agreement" means a written or oral agreement, arrangement or understanding of any kind (including any employment, consulting, compensation, deferred compensation, termination or severance agreement, arrangement or understanding) with or for the benefit of any prior or present employee, officer, director, consultant or other service provider of the Company or any ERISA Affiliate (or spouse, dependent or other beneficiary of any such individual) as to which the Company or any ERISA Affiliate is a party or may have any liability, except for any Company Plan.

   "Designated Takeover Proposal" means (i) any proposal for a merger or other business combination involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction will hold less than 85% of the total voting power of the outstanding shares of capital stock of the entity surviving or resulting from such transaction, (ii) any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in or any voting securities of the Company representing 15% or more of the Shares or of the total voting securities of the Company outstanding or (iii) an offer to acquire in any manner, directly or indirectly, a substantial portion of the assets of the Company, other than the transactions contemplated by this Agreement.

   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

   "ERISA Affiliate" means any trade or business (whether or not incorporated) which would be considered a single employer with the Company pursuant to
Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder, or with any trade or business described in this definition.

   "Governmental Entity" means any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal.

   "HSR Act" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

   "Knowledge of the Company" means the actual knowledge of the directors and executive officers of the Company.

   "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to the Company or Parent, as the case may be, any change or effect that is or could reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, operations, properties or results of operations, financial projections or forecasts, or the business prospects and condition (financial or otherwise), with all such matters being considered in the aggregate, of the Company, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be; provided, however, that, in the case of the Company only, any adverse change or affect arising from or relating to the loss of existing customers, suppliers or employees of the Company that results directly and exclusively from the public announcement, pendency or consummation of the transactions contemplated by this Agreement shall not be deemed alone, or in combination, to constitute a Material Adverse Effect.

   "Real Estate" means, with respect to the Company, all of the fee or leasehold ownership right, title and interest of such person, in and to all real estate and improvement owned or leased by any such person and which is used by any such person in connection with the operation of its business.

   "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

   "Superior Proposal" means a bona fide written proposal made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, a sale of all or substantially all of the Company's assets or otherwise on terms which a majority of the disinterested members of the Board of Directors of the Company determines, at a duly constituted meeting of the Board of Directors or by unanimous written consent, in its reasonable good faith judgment to be more favorable to the Company's stockholders than the Merger (based on the advice of the Company's independent financial advisor that the value of the consideration provided for in such proposal exceeds the value of the consideration provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the reasonable good faith judgment of a majority of such disinterested members, as expressed in a resolution adopted at a duly constituted meeting of such members (based on the advice of the Company's independent financial advisor), is reasonably capable of being obtained by such third party.

   "Takeover Proposal" means (i) any proposal for a merger or other business combination involving the Company, (ii) any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in or any voting securities of the Company representing 15% or more of the Shares or of the total voting securities of the Company outstanding or (iii) an offer to acquire in any manner, directly or indirectly, a substantial portion of the assets of the Company, other than the transactions contemplated by this Agreement.

   "Taxes" (i) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or any other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity and (ii) any liability of the Company for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company under any Tax sharing arrangement or Tax indemnity arrangement.

   "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

   "Termination Fee" means $12,000,000.

   Section 9.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

   Section 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, except as provided in the last sentence of Section 6.2, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 6.9, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

   Section 9.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

   Section 9.7 Assignment. Subject to Section 2.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

   Section 9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

   Section 9.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, such remedy being in addition to any other remedy to which any party is entitled at law or in equity. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

   IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                          SMITH & NEPHEW, INC.

                                          By:   /s/  RON SPARKS
                                             __________________________________
                                          Name:  Ron Sparks
                                               ________________________________
                                          Title:  President
                                              _________________________________

                                          ORCHID MERGER CORP.

                                          By:  /s/  RON SPARKS
                                             __________________________________
                                          Name:  Ron Sparks
                                               ________________________________
                                          Title:  President
                                              _________________________________

                                          ORATEC INTERVENTIONS, INC.

                                          By:  /s/  KENNETH W. ANSTEY
                                             __________________________________
                                          Name:  Kenneth W. Anstey
                                               ________________________________
                                          Title:  President and Chief Executive
                                            Officer
                                              _________________________________

                                                                      Exhibit A

                            CONDITIONS OF THE OFFER

   Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute at least a majority of the Shares that in the aggregate are outstanding determined on a fully diluted basis (assuming the exercise of all options to purchase, and the conversion or exchange of all securities convertible or exchangeable into, Shares outstanding at the expiration date of the Offer) ("Minimum Condition"), and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated prior to the expiration date of the Offer (the "HSR Condition"). Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists:

      (a) there shall be threatened in writing or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Parent or Sub of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or the Stockholder Agreements (including the voting provisions thereunder), or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of its Subsidiaries of a material portion of the business or assets of the Company, taken as a whole, or Parent and its Subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company, taken as a whole, or Parent and its Subsidiaries, taken as a whole, in each case as a result of the Offer or any of the other transactions contemplated by this Agreement or the Stockholder Agreements, (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer, including the right to vote such Shares on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company or (v) which otherwise is reasonably likely to have a Material Adverse Effect on the Company, or there shall be pending by any other person any suit, action or proceeding which would have a Material Adverse Effect on the Company.

      (b) there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any Governmental Entity any statute, rule, regulation, judgment, order or injunction, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph
   (a) above;

      (c) there shall have occurred any Material Adverse Change with respect to the Company;

      (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement or approved or recommended any Takeover Proposal (or the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions) or (ii) the Board of Directors of the Company or any committee thereof shall have failed to reaffirm publicly and unconditionally its recommendation to the Company's stockholders that they tender their Shares in the Offer within 5 business days after Parent's written request to do so (which request may be made at any time after a Takeover Proposal shall have been publicly communicated to the Company's Board of Directors or to the stockholders of the Company and for so long as such Takeover Proposal shall be pending and not withdrawn) and must also include the unconditional rejection of such Takeover Proposal;

      (e) the representations and warranties of the Company set forth in this Agreement shall not be true and correct in each case at the date of this Agreement and at the scheduled or extended expiration of the Offer unless the inaccuracies (without giving effect to any materiality or Material Adverse Effect qualifications or exceptions contained therein) under such representations and warranties, taking all the inaccuracies under all such representations and warranties together in their entirety, do not, individually or in the aggregate, result in a Material Adverse Effect on the Company;

      (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement;

      (g) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that materially adversely affects, the extension of credit by banks or other lending institutions, (iv) the commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States (or, in the case of any of the foregoing occurrences existing at the time of commencement of the Offer, an acceleration or escalation thereof) which in any case is reasonably expected to have a Material Adverse Effect on the Company or to materially adversely affect Parent's or Sub's ability to complete the Offer and/or the Merger or materially delay the consummation of the Offer and/or the Merger, or (v) from the date of this Agreement through the date of termination or expiration, a decline of at least 25% in any of the Dow Jones Industrial Average, the Standard & Poor's 500 Index or the Nasdaq Composite Index; or

      (h) this Agreement shall have been terminated in accordance with its terms.

   The foregoing conditions are for the sole benefit of Parent and Sub and may, subject to the terms of this Agreement, be waived by Parent and Sub in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Terms used but not defined herein shall have the meanings assigned to such terms in the Agreement to which this Exhibit A is a part.

                                                                      Exhibit B

                             STOCKHOLDER AGREEMENT

   STOCKHOLDER AGREEMENT (this "Agreement"), dated as of February 13, 2002, among Smith & Nephew, Inc., a Delaware corporation ("Parent"), Orchid Merger Corp, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and the undersigned stockholder (the "Stockholder") of ORATEC Interventions, Inc., a Delaware corporation (the "Company").

   WHEREAS, Parent, Sub and the Company are contemporaneously with the execution hereof entering into an Agreement and Plan of Merger dated as of even date herewith (as the same may be amended or supplemented, the "Merger Agreement") to provide for the making of a cash tender offer (as such offer may be amended from time to time, the "Offer") by Sub for any and all shares of common stock, par value $.001 per share, of the Company (the "Common Stock") at the Offer Price (as defined in the Merger Agreement) and the merger of the Company and Sub (the "Merger");

   WHEREAS, the Stockholder legally and/or beneficially owns that number of shares of Common Stock appearing on the signature page hereof (such shares, as they may be adjusted by any stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company (each, an "Adjustment Event"), and any additional shares of Common Stock that become legally and/or beneficially owned by the Stockholder as the result of the exercise of any stock option, warrant or other security after the date hereof, being referred to herein as the "Subject Shares"); and

   WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Sub have requested that the Stockholder enter into this Agreement;

   NOW, THEREFORE, to induce Parent and Sub to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

   1. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and Sub as follows:

      (a) Authority. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, any provision of any trust agreement, loan or credit agreement, note, bond, security agreement, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to the Stockholder's property or assets. Except for informational filings with the SEC, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

      (b) The Shares. The Stockholder has good and marketable title to the Subject Shares, free and clear of any claims, liens, encumbrances, security interests, proxies, voting trusts, agreements, options, rights or any other encumbrances whatsoever on title, transfer, or exercise of any rights of a stockholder in respect of such Subject Shares except for any encumbrances arising hereunder. The Stockholder owns legally and/or beneficially no shares of Common Stock other than the Subject Shares.

   2. Representations and Warranties of Parent and Sub. Parent and Sub hereby represent and warrant to the Stockholder that each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of Parent and Sub enforceable in accordance with its terms, except to the extent enforceability is limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general applicability relating to or affecting the enforcement or creditors' rights and by the affect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

   3. Covenants of the Stockholder. From and after the date hereof through and including the Termination Date, the Stockholder agrees as follows:

      (a) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, provided that the terms of the Merger Agreement shall not have been amended to adversely affect the Stockholder.

      (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal, or (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal, transaction or agreement involving the Company or any of its subsidiaries, which amendment or other proposal, transaction or agreement would in any manner impede, frustrate, prevent, delay or nullify the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

      (c) The Stockholder agrees not to, directly or indirectly (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift), or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the sale, transfer, pledge, assignment or other disposition ("Transfer") of, the Subject Shares to any person other than Sub or Sub's designee; provided, that nothing contained herein will be deemed to restrict (A) the exercise or conversion of any stock option, (B) the entry by the Stockholder into "hedging" or similar economic transactions with respect to the Subject Shares so long as such "hedging" or similar economic transactions do not restrict or otherwise inhibit the Stockholder's ability to vote the Subject Shares in accordance with the requirements of this Agreement and to otherwise comply with the covenants and agreements of the Stockholder contained herein, or (C) the Transfer of any Subject Shares to any person who agrees to be bound by the terms and conditions of this Agreement pursuant to a written agreement in a form reasonably satisfactory to Parent, or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection, directly or indirectly, with any Takeover Proposal.

      (d) Subject to Section 10, the Stockholder shall not, nor shall the Stockholder permit any investment banker, attorney or other adviser or representative of the Stockholder to, (i) directly or indirectly solicit, initiate or encourage the submission of any Takeover Proposal or proposal to acquire the Subject Shares or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or proposal to acquire the Subject Shares.

      (e) The Stockholder agrees to validly tender all of the Subject Shares within 10 business days following commencement of the Offer pursuant to and in accordance with the terms of the Offer and, provided that this Agreement has not been terminated, the Stockholder agrees not to withdraw any Subject Shares so tendered prior to the termination of the Offer.

   4. Grant of Proxy. (a) The Stockholder hereby irrevocably grants to, and appoints, Parent and each of its designees, and each of them individually, as the Stockholder's proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of the Stockholder, to vote the Subject Shares, or execute one or more written consents in respect of the Subject Shares, (i) in favor of the Merger, the approval of the Merger Agreement and the approval of the terms thereof and each of the transactions contemplated by the Merger Agreement, (ii) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal, and (iii) against any amendment of the Company's certificate of incorporation or by-laws or other proposal, transaction or agreement involving the Company or any of its subsidiaries, which amendment or other proposal, transaction or agreement would in any manner impede, frustrate, prevent, delay or nullify the Offer, the Merger, the Merger Agreement or any other transactions contemplated by the Merger Agreement. Notwithstanding anything contained herein to the contrary, such irrevocable proxy will not be exercised by Parent or any of its designees unless the Stockholder breaches its obligations under Section 4 of this Agreement. No proxy is given hereby with respect to any matters other than those enumerated above.

      (b) The Stockholder represents and warrants that any proxies heretofore given in respect of the Subject Shares are revocable, and that any such proxies have been or are hereby revoked.

      (c) The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is coupled with an interest and is intended to be irrevocable in accordance with the provisions of Section 212 of the General Corporation Law of the State of Delaware, as amended, prior to the termination of this Agreement. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon termination of this Agreement.

   5. Further Assurances. The Stockholder will, from time to time, take such actions and execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent or Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

   6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns and, in the case of the Stockholder, the heirs, executors and administrators of the Stockholder.

   7. Termination. Except as otherwise provided herein, this Agreement shall terminate upon the earlier of (i) the Effective Time and (ii) a valid termination of the Merger Agreement in accordance with its terms (the "Termination Date").

   8.  General Provisions.

      (a) Expenses. Except as otherwise expressly provided in the Merger Agreement, each party hereto shall pay its own expenses incurred in connection with this Agreement.

      (b) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware in any action, suit or proceeding arising in connection with this Agreement and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

      (c) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (i) if to Parent or Sub, to:

             Smith & Nephew, Inc.
             160 Dascomb Road
             Andover, Massachusetts 01810
             Attention: Ron Sparks, President
                     Endoscopy Division
             Facsimile No.: 978-749-1005

             with a copy to:

             Smith & Nephew, Inc.
             1450 Brooks Road
             Memphis, Tennessee 38116
             Attention: General Counsel
             Facsimile No.: 901-396-7824

             and

             Sidley Austin Brown & Wood
             Bank One Plaza
             10 South Dearborn Street
             Chicago, Illinois 60603
             Attention: Pran Jha
             Facsimile No.: 312-853-7036

          (ii) if to the Stockholder, to:

             with a copy to:

      (d) Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than Parent, Sub or the Stockholder, or their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

      (e) Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Agreement may not be changed, amended or modified orally, but only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

      (f) Headings. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

      (g) Counterparts. This Agreement may be executed manually or by facsimile, in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

      (h) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      (i) Capitalized Terms. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Merger Agreement.

      (j) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

   9. No Limitations on Actions of the Stockholder as a Director. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to limit or affect, or give rise to any liability to, any Stockholder who is or becomes (prior to the Termination Date) a director or officer of the Company by virtue of any actions taken by Stockholder in his or her capacity as an officer or director of the Company in exercising his or her rights or obligations under the Merger Agreement or applicable law.

                          [Signature page to follow]

   IN WITNESS WHEREOF, each of Parent and Sub has caused this Agreement to be signed by its officer thereunto duly authorized and the Stockholder has duly signed this Agreement, all as of the date first written above.

                                          SMITH & NEPHEW, INC.

                                          By: _______________________________
                                             Name:
                                             Title:

                                          ORCHID MERGER CORP.

                                          By: _______________________________
                                             Name:
                                             Title:

                                          STOCKHOLDER:

                                          [Name]

                                          By: _______________________________

                                          Number of shares of Common Stock
                                            owned by the Stockholder on the
                                            date hereof: [Number of Shares]

                                                                      Exhibit C

             FIRST AMENDMENT TO PREFERRED SHARES RIGHTS AGREEMENT

   This First Amendment to Preferred Shares Rights Agreement, dated as of February 13, 2002 (this "Amendment"), to the Preferred Shares Right Agreement, dated as of November 28, 2000 (the "Rights Agreement"), is entered into by and between ORATEC Interventions, Inc., a Delaware corporation (the "Company") and American Stock Transfer and Trust Company (the "Rights Agent").

   A. The Company and the Rights Agent have entered into the Rights Agreement. Pursuant to Section 27 of the Rights Agreement, prior to the Distribution Date (as defined in the Agreement), the Company may supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights and the Company may cause the Rights Agent to execute such amendment.

   B.  As of the date of this Amendment, the Distribution Date has not occurred.

   C. The Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to enter into an Agreement and Plan of Merger, dated as of February 13, 2002, by and among Smith & Nephew, Inc., a Delaware corporation ("Parent"), ORATEC Interventions, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub") and the Company (the "Merger Agreement").

   D. As a condition to the willingness of Parent and Sub to enter into the Merger Agreement, certain stockholders of the Company are entering into Stockholder Agreements, each dated as of February 13, 2002, with Parent and Sub (the "Stockholder Agreements").

   E. As a further condition to the willingness of Parent and Sub to enter into the Merger Agreement, the Company is required to amend the Rights Agreement such that the Rights and the Rights Agreement are inapplicable to the Offer (as defined in the Merger Agreement), the Merger (as defined in the Merger Agreement) and the Stockholder Agreements.

   In consideration of the foregoing, the parties agree as follows:

   1. Amendments to the Rights Agreement. The Rights Agreement is hereby amended as follows:

       a. The definition of "Acquiring Person" set forth in Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

          "(a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding, but shall not include (i) the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan, nor (ii) Smith & Nephew, Inc. ("Parent") or Orchid Merger Corp. ("Sub") or any of their Affiliates or Associates (the "S&N Group") in the event that the S&N Group shall become the Beneficial Owners of Common Shares of the Company upon the execution of, or in one or more transactions contemplated by, and not in contravention of, the Agreement and Plan of Merger, dated as of February 13, 2002, by and among Parent, Sub and the Company or the Stockholder Agreements, dated as of February 13, 2002, by and between Parent and certain holders of Common Shares of the Company. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person either (i) as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company such Person does not beneficially own 15% or more of the Common Shares of the Company then outstanding. Notwithstanding the foregoing, (i) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person" as defined pursuant to the foregoing provisions of this Section 1(a) has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the Common Shares that would otherwise cause such Person to be an "Acquiring Person," as defined pursuant to the foregoing provisions of this Section 1(a) or (B) such Person was aware of the extent of the Common Shares it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this Section 1(a), then such Person shall not be deemed to be or to have become an "Acquiring Person" for any purposes of this Agreement; and (ii) if, as of the date hereof, any Person is the Beneficial Owner of 15% or more of the Common Shares outstanding, such Person shall not be or become an "Acquiring Person," as defined pursuant to the foregoing provisions of this Section 1(a), unless and until such time as such Person shall become the Beneficial Owner of additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), unless, upon becoming the Beneficial Owner of such additional Common Shares, such Person is not then the Beneficial Owner of 15% or more of the Common Shares then outstanding."

       b. The definition of "Distribution Date" set forth in Section 1(h) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

          "(h) "Distribution Date" shall mean the earlier of (i) the Close of Business on the tenth day (or such later date as may be determined by action of a majority of the Board of Directors) after the Shares Acquisition Date (or, if the tenth day after the Shares Acquisition Date occurs before the Record Date, the Close of Business on the Record Date) or (ii) the Close of Business on the tenth day (or such later date as may be determined by action of a majority of the Board of Directors) after the date that a tender or exchange offer by any Person (other than (A) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan or (B) the S&N Group, provided that in each case involving a member of the S&N Group such action shall be in accordance with, and not in contravention of, the terms of the Merger Agreement and the Stockholder Agreements) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if, assuming the successful consummation thereof, such Person would be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding."

   2. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with laws of such State applicable to contracts to be made and performed entirely within such State.

   3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original and all such counterparts shall together constitute one and the same instrument.

   Terms used herein but not defined herein shall have the meaning set forth in the Rights Agreement.

   The parties have caused this Agreement to be duly executed as of the date first written above.

                                          ORATEC INTERVENTIONS, INC.

                                              /s/  KENNETH W. ANSTEY
                                          By: _______________________________

                                                  Kenneth W. Anstey
                                          Name: _______________________________

                                                President and Chief Executive
                                                Officer
                                          Title: ____________________________

                                          AMERICAN STOCK TRANSFER TRUST COMPANY

                                              /s/  HERBERT J. LEMMER
                                          By: _______________________________

                                                  Herbert J. Lemmer
                                          Name: _______________________________

                                                 Vice President
                                          Title: ____________________________



   [Signature page to First Amendment to Preferred Shares Rights Agreement]

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